FIRST AGREEMENT OF AMENDMENTS (the “First Agreement of Amendments”) of the Option Agreement (the “Option Agreement”) executed as of July 20, 2010, by and among Corposa, S.A. de C.V., a Mexican corporation (“Corposa”), Holshyrna ehf, an Icelandic corporation (“ Holshyrna ”), Baja Aqua Farms, S.A. de C.V., a Mexican corporation (the “Company”), and Lions Gate Lighting Corp. (currently named “UMAMI SUSTAINABLE SEAFOOD”), a Nevada corporation (the “Optionee” or “UMAMI”), pursuant to the following recitals and clauses:

RECITALS

WHEREAS, Optionee has made and Company and Holshyrna have received the Call Right Notice in terms of Section 1 of the Option Agreement.

WHEREAS, a copy of the executed Option Agreement is attached hereto as Exhibit “A” and the parties to the Option Agreement (the “Parties”) wish to amend such Option Agreement pursuant to the terms of this First Agreement of Amendments.

Hereinafter and for clarity purposes capitalized terms shall have the meaning assigned to them in the Option Agreement except as otherwise expressly provided herein.

NOW AND THEREFORE , the Parties have agreed on the following:

ARTICLES

ARTICLE ONE. Amendments. The Parties agree the following amendments to the Option Agreement:

1.1.	As of the date hereof, Section 1 of the Option Agreement shall be amended as follows:

“1.            Option Exercise; Funding; Consent.

(a)           Commencing on the date hereof and ending on September 15, 2010 at 5.00 p.m. PDT, subject to the terms and conditions set forth in this Agreement, the Optionee shall have the right (the “Call Right”), but not the obligation, upon written notice to the Company and Holshyrna (the “Call Right Notice”), to cause the Company and Holshyrna to sell and/or issue to Optionee the Option Shares for the aggregate Option Price therefor.  As used in this Agreement, the term “Option Price” means an amount equal to US$9,333,000.00 Dollars for the Company Option Shares and US$667,000.00 Dollars for the Oceanic Option Shares.  The Option Price shall be payable by the issuance to the Company of 10,000,000 (Ten Million) shares of common stock of LGLC (“Company-LGLC Common Stock”).

(b) Each of Corposa and Holshyrna in its capacity of principal shareholder of the Company and Oceanic Enterprises, Inc. hereby consents to the transactions contemplated under this Agreement and undertakes to take all necessary action and execute and deliver all documents to enable LGLC to acquire the Option Shares by November 30 th , 2010. Such delivery of the Option Shares shall be made simultaneously with the delivery of the Company-LGLC Common Stock held in escrow and shall be subject to the following conditions: (x) Corposa and Holshyrna shares or stock in the Company are totally cancelled and (y) the Company has no outstanding payments or debts with Corposa and Holshyrna in connection with capital reimbursements agreed by the Company."

The Parties confirm hereby that Optionee has exercised its Call Right and the Company and Holshyrna acknowledged receipt of the Call Right Notice in terms of the Option Agreement.

ARTICLE TWO. Entire Agreement. Except as expressly amended by virtue of this First Agreement of Amendments, the Parties hereby agree that the remaining terms and conditions of the Option Agreement and its exhibits and schedules shall be and remain in full force and effect. The execution of this First Agreement of Amendments implies no performance or extinguishment of the Option Agreement.

ARTICLE THREE. Notices. Any communication between the Parties under this First Agreement of Amendments shall be made pursuant to the terms and conditions of the Option Agreement.

ARTICLE FOUR.   Applicable Law and Jurisdiction. This Agreement shall be governed by and construed solely and exclusively in accordance with and pursuant to the internal laws of California without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a court located in San Diego, California,.  By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the courts located in San Diego, California, and expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of all of its reasonable counsel fees and disbursements.

[Signature Page to Follow]

IN WITNESS WHEREOF , the parties hereto have caused this Agreement to be duly executed and effective as of September 24th, 2010.

BAJA AQUA-FARMS, S.A. DE C.V.

By:	/s/ Vilhem Mar Gudmundsson

CORPOSA S.A. DE C.V.

By:	/s/ Vilhem Mar Gudmundsson

HOLSHYRNA ehf

By:	/s/ Robert Gudfinnsson

(UMAMI SUSTAINABLE SEAFOOD formerly named “LIONS GATE LIGHTING CORP.”)

By:	/s/ Oli Valur Steindorsson

3